As filed with the Securities and Exchange Commission on November 22, 2024,

Registration Statement No. 333-282796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3/A-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sharps Technology, Inc.

(Exact name of registrant as specified in its charter)

Nevada	82-3751728
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

105 Maxess Road

Melville, NY 11747

(631) 574-4436

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. Hayes

Sharps Technology, Inc.

105 Maxess Road

Melville, NY 11747

(631) 574-4436

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur Marcus, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

(212) 930-9700

From time to time after this Registration Statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, NOVEMBER 22, 2024

PROSPECTUS

259,092 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time in one or more offerings of up to 259,092 shares of our common stock, par value $0.0001, by the selling stockholders named herein.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders pursuant to this prospectus.

The selling stockholders identified in this prospectus, or its permitted transferees or other successors-in-interest, may offer the shares of our common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide additional information about how the selling stockholders may sell its shares of common stock in the section entitled “Plan of Distribution” in this prospectus.

Our common stock and warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “STSS” and “STSSW”, respectively. On November 21, 2024, the last reported sale price of our common stock was $3.530 per share, which reflects the Company’s reverse stock split, which was effective on October 16, 2024 (the “Reverse Split”). The applicable prospectus supplement will contain information, where applicable, as to the listing of any other securities covered by the prospectus supplement other than our common stock on Nasdaq or any other securities exchange.

Investing in our securities involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under “Risk Factors” beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________, 2024.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our common stock. Before purchasing any common stock, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we, nor the selling stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and in any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless otherwise expressly indicated or the context otherwise requires, we use the terms “Sharps Technology, Inc.,” the “Company,” “we,” “us,” “our” or similar references to refer to Sharps Technology, Inc., and its subsidiaries. All share numbers in this Registration Statement give effect to the Reverse Split.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed our registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at www.sec.gov. These documents may also be accessed on our website at www.sharpstechnology.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above. Other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated into this prospectus by reference.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Quarterly Reports for the first quarter ended March 31, 2023 (filed with the SEC on May 15, 2023) our quarterly report the second quarter ended June 30, 2023, (filed with the SEC on August 14, 2023), our quarterly report for the third quarter ended September 30, 2023 (filed with the SEC on November 14, 2023), our quarterly report for the first quarter ended March 31, 2024 (filed with the SEC on May 14, 2024), and our quarterly report for the second quarter ended June 30, 2024 (filed with the SEC on August 14, 2024) our quarterly report for the third quarter ended September 30, 2024 (filed with the SEC on November 14, 2024);
●	our Annual Report for the year ended December 31, 2022 (filed with the SEC on March 31, 2023) and Annual Report for the year ended December 31, 2023 (filed with the SEC on March 29, 2024);
●	our Current Reports on Form 8-K dated January 27, 2023; February 6, 2023; July 14, 2023; August 1, 2023; August 4, 2023; September 26, 2023; September 28, 2023; October 3, 2023; December 20, 2023; December 22, 2023; January 18, 2024, January 19, 2024; March 7, 2024; March 8, 2024, May 24, 2024; May 28, 2024; May 30, 2024; May 31, 2024; June 3, 2024; June 4, 2024; June 5, 2024; June 13, 2024; June 17, 2024; July 3, 2024; July 9, 2024; July 15, 2024; July 18, 2024; July 25, 2024; July 30, 2024; September 12, 2024; September 23, 2024; September 30, 2024; October 10, 2024; October 15, 2024 , and November 7, 2024;
●	our Registration Statement on Form S-1 (filed with the SEC on April 14, 2023 and declared effective on April 21, 2023); our offering statement on form 1-A (filed with the SEC on May 21, 2024, and declared qualified on May 30, 2024) and the amended form 1-A/A filed on November 18, 2024: and
●	the description of our Common Stock in our Registration Statement on Form 8-A filed with the SEC on April 12, 2022, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (i) after the date of this prospectus and prior to effectiveness of this registration statement on Form S-3 and (ii) on or after the date of this prospectus and prior to the termination of the offerings under this prospectus and any prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide to each person, including any beneficial owner, to whom a prospectus (or a notice of registration in lieu thereof) is delivered a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

Sharps Technology, Inc.

105 Maxess Road

Melville, New York 11747

(631) 574-4436

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, may contain or incorporate “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. In this context, these forward-looking statements are based on current expectations, estimates, and projections about Sharps Technology, Inc.’s industry, management’s beliefs, and certain assumptions made by management. Forward-looking statements include our expectations regarding product, services, and maintenance revenue, annual savings associated with the organizational changes effected in prior years, and short- and long-term cash needs. In some cases, words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “estimates,” variations of these words, and similar expressions are intended to identify forward-looking statements. The statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. Risks and uncertainties of our business include those set forth in our Form 1-A/A (File No. 024-12438) declared qualified by the SEC on May 30, 2024, under the heading, “Risk Factors,” as well as additional risks in our other filings with the SEC. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements.

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OUR BUSINESS

Background and Overview

Sharps Technology, Inc. is a medical device company that has designed and patented various safety syringes and is seeking to commercialize them. We were initially incorporated under the laws of the State of Wyoming on December 16, 2017. Prior to March 22, 2022, we were a Wyoming corporation and on March 22, 2022, we reincorporated as a Nevada corporation pursuant to a merger into a newly formed Nevada corporation which was approved by our board of directors and the holders of the majority of our outstanding shares of common stock Sharps was incorporated to purchase, develop, and commercialize a body of intellectual property resulting in a family of smart safety syringe products and innovative drug delivery devices. Sharps closed the acquisition of this intellectual property in the fourth quarter of 2017. The intellectual property we purchased consisted of issued patent and patent files, new designs and iterations, samples, regulatory files, manufacturing files, product testing files, and market research files relating to such safety syringe products.

Since our inception in 2017, we have devoted substantially all our resources to the research and development and commencing the latter part of 2023 on manufacturing of our safety syringe products. To date, we have not generated any significant revenues from sale of syringe products.

Although we currently have production capacity for our products and thus the ability to receive and fulfill orders, we have used the proceeds from the February 2023, September 2023 fund raising and fund raising in the second quarter of 2024 to allow us to further increase our production capacity, build inventory and support working capital requirements This will help us to generate and fulfill orders for our current product line and advance our new innovative products in connection with recent collaboration arrangements. We are currently continuing to produce commercial quantities of our products and building inventory to support the Sales and Distribution Agreement with Roncadelle, in anticipation of receiving additional orders in 2024. (See Recent Developments).

We continue to be in discussions with healthcare companies and distributors for sales of our disposable syringe and prefillable syringe products. We intend to market these products to the U.S. and foreign governments and have already received a Purchase Order for our first Securegard sales to South America. We will also look to sell our disposable syringe products to hospitals and clinician offices as opportunities present themselves.

Our Products

The Sharps Securegard product line continues to represent our initial disposable syringe platform to be commercially available to the market. The addition of the Sologard products and SafeR products from Roncadelle are recent expansions to the Company’s product portfolio. These platforms have advanced features and benefits to support the needs of the market along with a high level of readiness for manufacturing and the ability to provide large commercial quantities for customers.

As previously disclosed, there continues to be delays in the commercialization of the Sharps Provensa product line. The product’s specialized technology requires further design and assembly optimization as identified in our previous commercialization efforts. This on-going product refinement process is typical with the development of new technology for the healthcare market to ensure the products are safe and effective for use every time. At this time Sharps is not able to determine a timeline for final commercialization of the Provensa product.

Competitive Environment

We anticipate our major domestic competitors will include Retractable Technologies, Inc., Becton Dickinson & Company, Medtronic Minimally Invasive Therapies (“Medtronic,” formerly known as Covidien), Terumo Medical Corp., Smiths Medical, and B Braun. Our competitors may have greater financial resources, larger and more established sales, marketing, and distribution organizations; and greater market influence, including long-term and/or exclusive contracts.

We anticipate that we will compete primarily on the basis of healthcare worker and patient safety, product performance, and quality. We believe our competitive advantages will include the combination of passive safety and ultra low waste features.

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Government Regulations

In the United States, the Federal Food, Drug and Cosmetic Act, or FDCA, FDA regulations and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. The FDA regulates the design, manufacturing, servicing, sale and distribution of medical devices. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Unless an exemption applies, each medical device we wish to distribute commercially in the United States will require marketing authorization from the FDA prior to distribution. The two primary types of FDA marketing authorization applicable to a device are premarket notification, also called 510k clearance, and premarket approval, also called PMA approval. The type of marketing authorization is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes (Class I, II or III) based on the degree of risk the FDA determines to be associated with a device and the level of regulatory control deemed necessary to ensure the device’s safety and effectiveness. Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I or II. Class I devices are deemed to pose the least risk and are subject only to general controls applicable to all devices, such as requirements for device labeling, premarket notification and adherence to the FDA’s current Good Manufacturing Practices, or cGMP, known as the Quality System Regulations, or QSR. Class II devices are intermediate risk devices that are subject to general controls and may also be subject to special controls such as performance standards, product-specific guidance documents, special labeling requirements, patient registries or post-market surveillance. Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through general or special controls and include life sustaining, life-supporting or implantable devices, devices of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. Our Sharps Provensa has been cleared by the FDA under the 510k premarket notification process (Class II).

Outside of the United States, our ability to market our products will be contingent also upon our receiving marketing authorizations from the appropriate foreign regulatory authorities, whether or not FDA approval or clearance has been obtained. The foreign regulatory approval process in most industrialized countries generally encompasses risks similar to those we will encounter in the FDA approval or clearance process. The requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals, may vary widely from country to country and differ from those required for FDA approval or clearance.

The sale of medical products is subject to laws and regulations pertaining to health care fraud and abuse, including state and federal anti-kickback, anti-self-referral, and false claims laws in the United States.

Intellectual Property

Intellectual property rights, particularly patent rights, are material to our business. We own four patents used in the Sharps Provensa, which expire between 2035 and 2040. Our issued patents include a design patent (U.S. 743,025) for the ornamental design for a safety syringe which will reach full term and expire on November 10, 2029, a patent (US 10,980,950) for an ultra low-waste needle and syringe system that automatically and passively renders a needle safe during the injection process, a patent (US 11,154,663) for a pre-filled safety needle and syringe system, and a patent (US 11,497,860) for a Ultra-Low Waste Disposable Safety Syringe for Low Dose Injections.

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We have two additional pending patent applications in the United States and four PCT (Patent Cooperation Treaty) patent applications. The patent applications, which we own, have an anticipated expiration date of 2039/2040. The pending patent applications are for (i) an ultra-low waste disposable syringe with self-adjusting integrating safety features, and (ii) a needle and syringe system with automatic safety shield that renders a needle safe. Our pending patent applications are for utility patents. With respect to the last of these patent applications, we have, in addition to our United States patent application, also filed PCT patent applications. The PCT applications have entered National Phase. Some of the issued US patents have issued in other countries, some are still pending.

We have certain trademarks for Sharps Provensa, Sharps Provensa Ultra-Low Waste and filed applications to register other trademarks for use in our Sharps Provensa product line.

Employees

We have fifty-six full-time employees, two of which are our Chief Executive Officer and Chief Financial Officer, and retain the services of additional personnel, as needed, on an independent contractor basis to support R&D, Finance, Marketing and Regulatory areas. We do not have any part-time employees. Of the fifty-seven employees, fifty work at our facilities in Hungary. We expect to add additional employees as we increase production capacity.

Facilities

We lease office space, on a month-to-month basis, at 105 Maxess Road, Melville, New York 11747. Our monthly rent is $200.

Business Developments:

Asset Purchase Agreement – Nephron Pharmaceuticals and Affiliates

On September 29, 2022, the Company entered into an agreement (the “NPC Agreement”) with Nephron Pharmaceuticals Corporation (“NPC”) and various affiliates of NPC, including InjectEZ, LLC. The NPC Agreement was intended to support several areas of the Company’s development and growth. The Company and NPC intended to supplement the NPC Agreement by entering into a manufacturing supply agreement, a sales and distribution agreement and a pharma services program to support growth, and a future agreement to support manufacturing expansion. As noted below, the sales and distribution agreement was terminated on March 8, 2024, and replaced. The original manufacturing supply agreement, noted above, was replaced as part of the Asset Purchase Agreement, entered into on September 22, 2023 and the Pharma Services agreement continues to be in place, although no activities have occurred to date. Further, under the additional agreement with NPC and affiliates of NPC (“Nephron Agreement”), the Company would provide technical advice and assistance to support manufacturing by InjectEZ, purchase certain quantities of syringes as they may order or require, and collaborate with Nephron on certain related business endeavors, but no activities have occurred to date. The Company will continue working to amend the terms of this NPC Agreement and Nephron Agreement, based on the Amended Asset Purchase Agreement below dated May 20, 2024. (See below)

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On March 8, 2024, the Company and Nephron Pharmaceuticals Corporation terminated their distribution agreement dated December 8, 2022, which was partially replaced by the Agreement with Roncadelle, as stated below, and we continue to seek other parties to distribute for the US domestic market. The Company entered into a new logistics services agreement on the warehousing side with Owens and Minor (“O&M”) to replace Nephron’s distribution services. The Company can utilize O&M to provide 3PL services for both the Company and Roncadelle products, in North and South America when needed.

The Company and Nephron continue to maintain the Pharma Services Program (PSP), although no activities have occurred to date, which focuses on the creation of new business development and growth opportunities for both companies. These opportunities will include the development and sale of next generation drug delivery systems that will be produced by the Company and can be purchased by the healthcare industry, pharmaceutical markets, and Pharma companies such as Nephron and others.

On May 20, 2024, the Company entered into an Amendment to the Asset Purchase Agreement dated September 22, 2023, with Nephron and Nephron’s InjectEZ, LLC, (collectively, the “Seller”). The September 22, 2023 agreement superseded the manufacturing and supply agreement entered into in connection with the NPC Agreement on September 29, 2022, and the Nephron Agreement entered into on September 29, 2022. The Amended Asset Purchase Agreement includes the purchase of certain assets for $35M plus assumed liabilities of $4M, continues to provide for the Company to lease the Facility but excludes any leasehold improvements previously included. In connection with the Asset Purchase agreement, the Company paid a non-refundable deposit of $1M to be held in escrow under an agreeable escrow agreement as a deposit on the purchase price. The Asset Purchase agreement stipulated that the $1M deposit would be maintained until July 19, 2024, at which date, if the contemplated transaction was not consummated, through no fault of the Seller, the escrow would be released to the Seller by the escrow agent. The escrow deposit of $1,000,000 was released to the Seller and recorded in Other Expense as a forfeited agreement cost in the three months ended June 30, 2024. The Company and Seller continue to work towards a further amendment of the Asset Purchase Agreement. The closing of the Asset Purchase Agreement is contingent on obtaining further amendments and the necessary financing. There can be no assurance that the closing of the asset sale will occur.

Sales and Distribution Agreement – Roncadelle

On March 4, 2024 (the “Effective”) Company entered into a cooperative sales and distribution agreement (the “Agreement”) with Roncadelle Operations s.r.l (“Roncadelle”). In conjunction with the execution of the Agreement, Roncadelle appointed the Company as its exclusive distributor of Roncadelle products in the United States, Canada, Central and South America and their territories. The Company appointed Roncadelle as its exclusive distributor of Sharps products in Europe, Middle East, APAC, South Africa and Australia and their territories. The Company and Roncadelle agreed to bear their own separate costs and expenses, including fees and other expenses, relating to external advisors and the preparation, negotiation, execution and performance of this Agreement and any related documents. The Agreement is effective as of the Effective Date for the initial period of one (1) year (the “Initial Term”). Upon expiration of the Initial Term, the term of the Agreement shall automatically renew for additional successive one-year terms, unless either party provides written notice of non-renewal at least ninety (90) days prior to the end of the then-current term, unless any renewal term is terminated earlier pursuant to the terms of the Agreement or applicable law. The Company continues to work with Roncadelle for product introductions and execution of the Agreement for future sales.

Supply Agreement -Stericare Solutions

On July 24, 2024, the Company, entered into a Supply Agreement (the “Supply Agreement”) with Stericare Solutions, LLC, a Texas limited liability company, (“Stericare”), pursuant to which Stericare agreed to purchase 520 million units of 10ml polypropylene (“PP”) Sologard syringes from the Company. The specific purchase price is confidential but revenues are expected in excess of $50M. Pursuant to the Supply Agreement, Stericare has agreed to purchase 520 million units of 10ml PP Sologard syringes in the following increments: 40 million units in the first year, and 120 million units every year for the remaining life of the Supply Agreement. The Supply Agreement has a five (5) year term targeted to commence November 2024 (the “Initial Term”). Upon expiration of the Initial Term, the Supply Agreement will automatically renew for additional one (1) year periods (each, a “Renewal Term”), unless a party gives the other party written notice of termination at least ninety (90) days prior to the end of the Initial Term or Renewal Term. The Agreement may be terminated by either party upon written notice to the other party if the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice thereof. The Agreement may be terminated by either party upon written notice to the other party if the other party becomes insolvent, makes an assignment for the benefit of creditors, or a petition under any bankruptcy or insolvency Law is filed by or against such party and is not dismissed within 120 days. If either party is acquired by a competitor of the other party, then either party can terminate the Agreement with six (6) months written notice.

On July 12, 2023, The Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, the Company was no longer in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Nasdaq Rule”). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until January 8, 2024, to regain compliance with the Rule. Subsequently, on January 16, 2024, the Company was provided an additional 180 calendar day compliance period, or until July 8, 2024, to demonstrate compliance. Pursuant to Nasdaq’s letter on July 9, 2024, the Company has not regained compliance with Listing Rule 5550(a)(2). Accordingly, its securities will be delisted from the Nasdaq Capital Market unless the Company requests a hearing and appeals Nasdaq’s determination by July 16, 2024., the trading of the Company’s common stock and warrants will be suspended at the opening of business on July 18, 2024. The Company filed a hearing request before the deadline. In the interim, the Company’s common stock and warrants have remained listed on NASDAQ under its existing symbols, “STSS” and “STSW” while it awaits the results from the hearing on August 13, 2024.

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On July 15, 2024, the Company held a Special Meeting of its stockholders. At the Meeting, the following three (3) proposals were each approved.

1.	The Company’s stockholders approved the amendment to the Company’s articles of incorporation to increase the authorized shares of common stock from 100,000,000 shares to 500,000,000 shares;

2.	The Company’s stockholders approved a proposal to authorize the Company’s Board of Directors (the “Board”), in its discretion at any time within one year after stockholder approval is obtained, to amend the Company’s Articles of Incorporation to effect a reverse stock split of shares of the Company’s common stock, at a ratio of up to 1-for-8, with the exact ratio to be determined by the Company’s Board and included in a public announcement;

3.	The Company’s stockholders approved a proposal for the issuance of securities in one or more non-public offerings where the maximum discount at which the securities will be offered will be equivalent to a discount not to exceed 20% below the market price of our common stock in accordance with Nasdaq Marketplace Rule 5635(d).

On October 7, 2024, the Company held a Special Meeting of its stockholders. The Company’s stockholders approved a proposal to authorize the Company’s Board in its discretion at any time within one year after stockholder approval is obtained, to amend the Company’s Articles of Incorporation to effect a reverse stock split of shares of the Company’s common stock, at a ratio with a range of 1-for-8 to 1 for 22, with the exact ratio to be determined by the Company’s Board. The Board approved the 1 for 22 reverse stock split on October 7, 2024 which went into effect on October 16, 2024.

Nasdaq notified the Company on November 13, 2024 that the Company regained compliance on November 5, 2024 with Listing Rule 5550(a)(2), (the “Bid Price Rule”)

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

On July 10, 2024, Barry Berler (“Berler”), a co-founder and former Chief Technology Officer of the Company, commenced a lawsuit in the United States District Court for the Eastern District of New York, Barry Berler v. Sharps Technology, Inc. and Alan Blackman, Case No. 2:24-cv-04787. In this case, Berler asserts claims for damages of an aggregate of $456,000 for alleged (1) failure to make full payment of certain monthly payments under his consulting agreement with the Company (the “Consulting Agreement”) in the amount of $52,500, (2) failure to pay a bonus with a target of $216,000 under the Consulting Agreement, (3) $187,500, representing 50% of the severance payment paid by the Company to Mr. Blackman, the Company’s co-founder and former Chief Operating Officer and Co-Chairman, and a declaration and injunctive relief establishing that Berler is the rightful owner of 50% of the Company’s Series A Preferred Stock (which preferred stock is no longer outstanding ). The Company has accrued for the claim for unpaid monthly consulting fees. The Company believes that Berler’s claims are without merit, intends to defend itself vigorously and has requested dismissal of these claims. In addition, on September 17, 2024, the Company filed an answer and counterclaims with respect thereto, including for recoupment of certain compensation the Company has previously paid to Berler.

On June l7, 2024, Berler filed a demand for arbitration and statement of claim under the commercial arbitration rules of the American Arbitration Association (“AAA”) asserting claims for payment of $500,000 plus interest, under the Company’s royalty agreement with Berler, as amended, rescission thereof and reversion to Berler of the intellectual property rights subject thereto. The Company believes that Berler’s claims are without merit and intends to defend itself vigorously in connection with these claims.

On April 3, 2024, Plastomold Industries Ltd. (“Plastomold”) commenced a lawsuit against the Company in the United States District Court for the Eastern District of New York, Plastomold Industries Ltd v. Sharps Technology, Inc., Case No. 2:24-CV-02580, asserting claims for damages in the amount of $1.762 million for alleged (1) failure to pay invoices, of which approximately $1 million would relate to a maintenance agreement for units allegedly manufactured and sold using machinery that was defective and has never successfully produced any saleable products, (2) breach of the implied covenant of good faith and fair dealing, (3) unjust enrichment, and (4) conversion. Plastomold asserts it provided certain products and services to the Company for which its invoices were not fully paid. The Company believes that Plastomold’s claims are without merit and intends to defend itself vigorously. On June 3, 2024, the Company filed an answer and affirmative defenses and counterclaim, which counterclaim is for damages that the Company believes would exceed the claims asserted by Plastomold, based on the insufficiency of Plastomold’s services and the results thereof, including the failure to provide machinery capable of reliably manufacturing the designated products in compliance with design specifications and functionality requirements, and with respect to which test results failed

Our principal executive offices are located at 105 Maxess Road, Suite 124, Melville, NY 11747. Our telephone number is (631) 574-4436. We maintain a website at www.sharpstechnology.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our Form 1-A/A (File No. 024-12438) filed with the SEC on May 21, 2024 and declared qualified by the SEC on May 30, 2024, as updated by our subsequent annual, quarterly and other reports and documents that are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Information We Incorporate By Reference.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

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THE OFFERING

Common stock outstanding	1,797,837

Common stock being registered for Selling Stockholders	259,092 shares of common stock being registered for the Selling Stockholders.

Use of proceeds	All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. Unless otherwise specified in the applicable prospectus supplement, we intend to use these proceeds, if any, for general working capital purposes.

Nasdaq symbols	Our common stock are listed on the Nasdaq Capital Market under the symbols “STSS.”

Risk factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section in the Form 10-K and Form 1-A incorporated herein by reference before deciding whether or not to invest in common stock.

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USE OF PROCEEDS

All shares of our common stock being registered in this prospectus are being registered for the account of the selling stockholders and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. Unless otherwise specified in the applicable prospectus supplement, we intend to use these proceeds, if any, for general working capital purposes.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling shareholders are those previously issued to the selling shareholders. In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the shares of Common Stock issued to the selling shareholders in the as described above. We are registering the shares of Common Stock in order to permit the selling shareholders to offer the shares of Common Stock for resale from time to time. Except for the ownership of the shares of Common Stock, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling shareholders. The second column lists the number of shares of Common Stock beneficially owned by each selling shareholder based on its ownership of the shares of Common Stock as of October 22, 2024. The third column lists the shares of Common Stock being offered by the selling shareholders pursuant to this prospectus. The fourth column assumes the sale of all of the shares of Common Stock offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares of Common Stock in this offering. See “Plan of Distribution.”

The selling shareholders may sell all, some or none of their shares of Common Stock in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Number of shares of Common Stock Owned Prior to Offering (1)*	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
BIGGER CAPITAL FUND, LP(2)	1	18,507	1
DISTRICT 2 CAPITAL FUND LP(3)	1	14,805	1
ALTIUM GROWTH FUND, LP(4)	0	37,013	0
IROQUOIS CAPITAL INVESTMENT GROUP, LLC	4,442	4,442	0
ANSON INVESTMENTS MASTER FUND LP	0	2,961	0
L1 CAPITAL GLOBAL OPPORTUNITIES MASTER FUND(5)	37,013	37,013	0
3i, LP(6)	0	37,013	0
BOOTHBAY ABSOLUTE RETURN STRATEGIES LP	0	18,507	0
METEORA SELECT TRADING OPPORTUNITIES MASTER, LP	0	18,507	0
S.H.N. FINANCIAL INVESTMENTS LTD	18,507	18,507	0
EFRAT INVESTMENTS LLC	0	7,403	0
EMPERY MASTER ONSHORE, LLC(7)	4,443	4,443	0
EMPERY TAX EFFICIENT, LP(8)	163,960	1,377	162,583
EMPERY TAX EFFICIENT III, LP(9)	87,660	1,561	86,099
IROQUOIS MASTER FUND, LTD.	4,844	2,961	1,883

*The shares in the above table give effect to the Company’s reverse stock split, that went into effect on October 16, 2024.

(1)	Includes shares of common stock issuable upon the exercise of the outstanding warrants, as applicable.
(2)	Does not include 13,448 common warrants in connection with the Company’s recent warrant inducement transaction, with an exercise price of $9.90; 26,718 warrants from the Company’s IPO (the “IPO Warrants”), 2,674 Pre-IPO Bridge Warrants (the “Pre-IPO Bridge Warrants”), and which accounts for the Company’s recent reverse stock split. Such amount excludes any final reverse stock split adjustments, not currently available as of the date hereof.
(3)	Does not include 17,994 common warrants in connection with the Company’s recent warrant inducement transaction, with an exercise price of $9.90; 21,364 warrants from the Company’s IPO (the “IPO Warrants”), 2,674 Pre-IPO Bridge Warrants (the “Pre-IPO Bridge Warrants”), and which warrants account for the Company’s recent reverse stock split. Such amount excludes any final reverse stock split adjustments, not currently available as of the date hereof.
(4)	Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.
(5)	Does not include 2,709 warrants from the Company’s IPO (the “IPO Warrants”), and which warrants account for the Company’s recent reverse stock split. Such amount excludes any final reverse stock split adjustments, not currently available as of the date hereof.
(6)	Does not include 5,990 tradeable warrants, and which accounts for the Company’s recent reverse stock split. Such amount excludes any final reverse stock split adjustments, not currently available as of the date hereof. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.
(7)

Empery Asset Management LP, the authorized agent of Empery Master Onshore, LLC (“EMO”), has discretionary authority to vote and dispose of the shares held by EMO and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EMO. EMO, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(8)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The shares listed as beneficially owned by ETE in columns (2) and (4) includes 162,583 shares underlying warrants held by ETE, but does not give effect to any restrictions or limitations set forth in such warrants.

(9)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The shares listed as beneficially owned by ETE III in columns (2) and (4) includes 86,099 shares underlying warrants held by ETE III, but does not give effect to any restrictions or limitations set forth in such warrants.

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DESCRIPTION OF CAPITAL STOCK

The following information describes the common stock, par value $0.0001 per share of the Company, as well as certain provisions of our restated articles of incorporation (as amended, our “Articles of Incorporation”) and our amended and restated bylaws (“Bylaws”). This description is only a summary. You should also refer to our Articles of Incorporation and Bylaws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. We have designated one share of preferred stock as Series A Preferred Stock. As of the close of business on October 22, 2024, there were 1,797,837 shares of common stock and 0 shares of Series A Preferred stock issued and outstanding, as the Series A Preferred Stock, initially owned by Alan Blackman has been cancelled as of August 31, 2024.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the voting power of our stockholders for the election of directors can elect all of the directors. Holders of the majority of the voting power of the Company’s stockholders, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the voting power of the Company’s stockholders is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no withdrawal provisions applicable to the Company’s common stock.

Our common stock is traded on Nasdaq under the symbol “STSS.”

The transfer agent and registrar for our common stock is VStock Transfer LLC. Its address is 18 Lafayette Place, Woodmere, NY 11598.

Blank Check Preferred Stock

Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Preferred Stock

One share of our authorized preferred stock has been designated Series A Preferred Stock, and as of September 1, 2024, there are 0 shares of Series A Preferred stock issued and outstanding, as the Series A Preferred Stock, initially owned by Alan Blackman has been cancelled as of August 31, 2024.

The Series A Preferred Stock prior to cancellation had entitled Alan Blackman, as holder 29.5% of the voting power of the Company’s stockholders with respect to the election of directors. Further, the Series A Preferred Stock was not convertible to common stock, has no rights to dividends, and has no liquidation rights.

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IPO Warrants

The following summary of certain terms and provisions of the warrants included in the initial public offering (“IPO Warrants”) hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Warrant, which is filed as an exhibit to the registration statement of which this offering circular is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

Exercisability. The IPO Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The IPO Warrants are be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the IPO Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the IPO Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may elect to exercise the IPO Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of the IPO Warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the IPO Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the IPO Warrants is $7.26, reflective of exercise price reductions from subsequent offering resulting from the terms of the warrants. Further, the exercise price has been impacted in connection with the Company’s reverse stock split effective as of October 16, 2024. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price is also subject to adjustment in the event of subsequent sales of our common stock (or securities exercisable for convertible into common stock) at a purchase price (or conversion or exercise price, as applicable) less than the then-effective exercise price. In the event of such a subsequent sale, the exercise price will be reduced to such lower price, subject to certain exceptions and subject to a minimum exercise price set forth in the IPO Warrants.

Forced Exercise and Redemption. The IPO Warrants will be subject to forced exercise commencing six months from issuance subject to the condition that the volume weighted average price of the Company’s common stock exceeds 200% of the initial exercise price ($7.26) for twenty consecutive trading days and subject to certain other conditions set forth in the Warrants. In the event that a holder fails to exercise the IPO Warrants within 30 days of notice of a forced exercise in accordance with the terms of the IPO Warrants, the Company may redeem the IPO Warrants at a redemption price of $0.01 per Warrant.

Transferability. Subject to applicable laws, the IPO Warrants may be offered for sale, sold, transferred or assigned without our consent.

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Exchange Listing. The IPO Warrants are currently listed on the Nasdaq Capital Market under the symbol “STSSW”.

Warrant Agent. The IPO Warrants will be issued in registered form under a warrant agency agreement between VStock Transfer LLC, as warrant agent, and us. The IPO Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the IPO Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of IPO Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the IPO Warrants.

Governing Law. The IPO Warrants and the warrant agency agreement are governed by New York law.

May 2024 Warrants

On May 30, 2024, Sharps Technology, Inc. (the “Company”) entered into a warrant inducement (the “Inducement Agreement”) with certain warrant holders (the “Warrant Holders”) which references the warrants (the “Existing Warrants”) registered for sale under both the registration statements on Form S-1 (file No. 333-269743) and/or the registration statement on Form S-1 (File No. 333-275011) (the “Registration Statements”) in the amount of 13,247,045 warrants to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

Pursuant to the Inducement Agreement, the holders of the Existing Warrants agreed to reduce the exercise price of their Existing Warrants totaling 13,247,045, from $0.64 per share to $0.33 per share. Additionally, the Company agreed to issue unregistered warrants with an exercise price of $0.45 per share to purchase 13,247,045 shares of Common Stock (the “New Warrants”), pursuant to a warrant agreement (the “New Warrant Agreement”).

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The impact of the October 16, 2024, reverse split on the May 2024 Warrants resulted in the exercise price of the May 2024 Warrants to be $9.90. The exact price of such warrants can’t be determined until 10 days following the Reverse Stock Split.

The transactions contemplated by the Inducement Agreement and the New Warrant Agreement closed on May 30, 2024.

Terms of the New Warrants

The New Warrants will have an exercise price of $9.90 (reflective of the reverse stock split) per share and will be exercisable on and after the date that is sixty (60) days following the date of issuance. The exact price of such warrants can’t be determined until 10 days following the Reverse Stock Split.

The New Warrants will expire on the five (5) year anniversary of their initial exercise date. If at the time of exercise there is no effective registration statement registering the New Warrants, or the prospectus contained therein is not available for the issuance of the New Warrants to the holder or the resale of the New Warrants by the holder, then the New Warrants may also be exercised, in whole or in part, at such time by means of a “cashless exercise”.

The exercise price and the number of shares of Common Stock issuable upon exercise of each New Warrant are subject to certain adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. In the event of a fundamental transaction, as described in the New Warrant Agreement, the holders of the New Warrants will be entitled to receive upon exercise of the New Warrants the, from the Company or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value (as defined in the New Warrant Agreement) of the unexercised portion of the New Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such fundamental transaction, such holders of Common Stock will be deemed to have received common stock/shares of the successor entity (which entity may be the Company following such fundamental transaction) in such fundamental transaction.

The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a holder prior to the issuance of any New Warrants, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the New Warrant.

The New Warrant Agreement does not entitle the holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

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Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (“NRS”) generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or
●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Anti-Takeover Effects of Our Charter Documents

Provisions of our restated articles of incorporation, as amended, and amended and restated bylaws, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our restated articles of incorporation, as amended, and amended and restated bylaws:

●	permit our board of directors to issue up to 1,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);
●	provide that the authorized number of directors may be changed only by resolution of the board of directors;
●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and
●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

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PLAN OF DISTRIBUTION

Each selling stockholder (the “selling stockholder”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering and the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon by Sichenzia Ross Ference Carmel LLP.

EXPERTS

The consolidated financial statements as of December 31, 2023, and for the year ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of PKF O’Connor Davies, LLP independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2022, and for the year ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of Manning Elliott LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$115.034
Legal fees and expenses	25,000.00
Accounting fees and expenses	10,000.00
Printing and Miscellaneous Expenses	0.00
Total	$35,115.034

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Nevada Revised Statutes (“NRS”).

NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

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The indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

ITEM 16.	EXHIBITS

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index below and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
3.1	Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
3.2	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
3.3	Bylaws of Registrant (incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
5.1*	Legal Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Asset/Share Purchase Agreement, dated June 10, 2020, among the Company, Safegard Medical (Hungary) Ktf, Numan Holding Ltd, Cortrus Services SA and Latitude Investments Limited (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.2	Amendment No. 1 to Asset/Share Purchase Agreement, dated June 24, 2020 (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.3	Amendment No. 2 to Asset/Share Purchase Agreement, dated August 27, 2020 (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.4	Amendment No. 3 to Asset/Share Purchase Agreement, dated October 28, 2020 (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.5	Amendment No. 4 to Asset/Share Purchase Agreement, dated July 19, 2021 (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.6	Amendment No. 5 to Asset/Share Purchase Agreement, dated February 28, 2022 (incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.7	Letter, dated September 23, 2021, from Numan Holding Ltd (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.8	Employment Agreement, dated September 9, 2021, between the Company and Robert Hayes (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.9	Consulting Agreement between the Company and Alan Blackman (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)

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Exhibit Number	Description
10.10	Amended Consulting Agreement, dated May 28, 2019, between the Company and Barry Berler (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.11	Royalty Agreement, dated July 11, 2017, between Alan Blackman and Barry Berler (incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.12	Amendment to Royalty Agreement, dated September 4, 2018 (incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.13	Consulting Agreement, dated January 1, 2021, between the Company and Berry Berler (incorporated by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.14	Note Purchase Agreement, dated December 14, 2021, among the Company and the purchasers named therein (incorporated by reference to Exhibit 10.14 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.15	Form of Note (incorporated by reference to Exhibit 10.15 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.16	Security Agreement among the Company and the secured parties named therein (incorporated by reference to Exhibit 10.16 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.17	Consent to be named as a director nominee of Jason Monroe (incorporated by reference to Exhibit 10.17 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.18	Consent to be named as a director nominee of Brenda Baird Simpson (incorporated by reference to Exhibit 10.18 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.19	Form of Warrant for this offering (incorporated by reference to Exhibit 10.19 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.20	Form of Pre-Funded Warrant for this offering (incorporated by reference to Exhibit 10.20 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.21	Form of Warrant Agent Agreement (Pre-Funded Warrants) (incorporated by reference to Exhibit 10.21 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.22	2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.22 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.23	Plan and Agreement of Merger, dated March 22, 2022, between Sharps Technology, Inc., a Wyoming corporation, and Sharps Technology, Inc., a Nevada corporation (incorporated by reference to Exhibit 10.23 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.24	Form of Warrant Agent Agreement (Warrants) (incorporated by reference to Exhibit 10.24 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.25	Form of Representative’s Warrant (incorporated by reference to Exhibit 10.25 of the Registrant’s Registration Statement on Form S-1; No. 333-263715, as amended, originally filed with the Securities and Exchange Commission on March 18, 2022)
10.26	Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, dated September 23, 2024.
23.1	Consent of Manning Elliott LLP
23.2	Consent of PKF O’Connor Davies, LLP
23.3	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page).
107	Calculation of Filing Fee Table

* Previously Filed.

(1) To be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference, if applicable.

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ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of this registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes:

(1)	That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2)	That for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of the registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Melville, State of New York, on November 22, 2024.

SHARPS TECHNOLOGY, INC.

By:	/s/ Robert M. Hayes
Robert M. Hayes
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert M. Hayes his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, any and all pre-effective and post-effective amendments to this Registration Statement, and any Registration Statement filed pursuant to Rule 413 or Rule 462 under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully and to all intents and purposes as each might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Hayes	Chief Executive Officer and Director	November 22, 2024
Robert M. Hayes	(Principal Executive Officer)

/s/ Andrew R. Crescenzo	Chief Financial Officer	November 22, 2024
Andrew R. Crescenzo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dr. Soren Bo Christiansen*	Chairman	November 22, 2024
Dr. Soren Bo Christiansen

/s/ Paul K. Danner*	Director	November 22, 2024
Paul K. Danner

/s/ Timothy J. Ruemler*	Director	November 22, 2024
Timothy J. Ruemler

/*/ Brenda Baird Simpson*	Director	November 22, 2024
Brenda Baird Simpson

/*/ Jason L. Monroe*	Director	November 22, 2024
Jason L. Monroe

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